Exhibit 5.1

250 Vesey street • New York, New York 10281

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

June 18, 2019

Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865

Re:	Registration Statement on Form S-1 Relating to the Offering and Sale of up to 5,020,972 Shares of Common Stock of Twin River Worldwide Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel for Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by certain shareholders of the Company (the “Selling Shareholders”) of up to 5,020,972 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Underwriting Agreement proposed to be entered into by and among the Company, the Selling Shareholders and Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC, acting as representatives of the several underwriters to be named in Schedule A thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON